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                                                                    EXHIBIT 99.5
FIRST UNION REAL ESTATE INVESTMENTS
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AT THE COMPANY
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Jeanne E. Gibson
Director of Investor Relations
(216) 781-1039

FOR IMMEDIATE RELEASE

           FIRST UNION REAL ESTATE ANNOUNCES SALE OF SHOPPING CENTER;
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                UPDATES STATUS OF APARTMENT PORTFOLIO DISPOSITION
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CLEVELAND, OHIO, FEBRUARY 17, 1999 --- FIRST UNION REAL ESTATE INVESTMENTS
(NYSE:FUR) today announced the sale of its Woodland Commons shopping center in a transaction that totaled $21.6 million, including the assumption of an $11.5 million mortgage. The price represented a cap rate of 9.0% on 1998 NOI of $1.95 million. The net proceeds of $9.32 million, after closing costs and first mortgage indebtedness, have been used to make a partial prepayment of the bridge loan.

Woodland Commons is a 170,000-square-foot neighborhood shopping center located in the upscale community of Buffalo Grove, Illinois, a suburb of Chicago. First Union Real Estate Investments had acquired the property in 1995. Also included in the transaction was the sale to Sunrise Development of a 2.6-acre tract adjacent to Woodland Commons where Sunrise is building a 73-bed assisted-living center.

First Union was represented in the transaction by its exclusive retail advisor, Granite Partners, LLC.

APARTMENT PORTFOLIO SALE
The Trust had announced in mid-January that it had contracted to sell its 2,105 apartment units to one buyer. After completion of its due diligence, the potential buyer of the portfolio had requested several material changes to the contract including a price reduction. After careful review, the Trust decided that the requested changes to the contract were unacceptable and, although the Trust is continuing discussions with the potential buyer, it is currently pursuing other alternatives including other buyers and/or the refinancing of all or part of the portfolio.

Certain statements contained in this news release are forward-looking and are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, changes in market activity, changes in local real estate conditions and markets, actions by competitors, interest rate movements and general economic conditions. Further information about these matters can be found in the information included in the Annual Report filed by the Company with the SEC on Form 10-K.

First Union Real Estate Equity and Mortgage Investments is a NYSE-listed, stapled-stock real estate investment trust (REIT) headquartered in Cleveland, Ohio.


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